EXHIBIT 10.27

SVB FINANCIAL GROUP

RESTRICTED STOCK UNIT ELECTION

(Executive Officers)

TO:	[ ], SVB Financial Group (the “Company”)

FROM:	_____________________________

I hereby elect to defer the settlement date of my Restricted Stock Units that I receive from the Company, subject to the terms and conditions of the Company’s 2006 Equity Incentive Plan (the “Plan”) and this election (the “Election”). I understand that my Election is irrevocable. The terms of my Election are as follows:

1. Restricted Stock Units to which Election applies. I elect to defer settlement of one hundred percent (100%) of all Restricted Stock Unit awards made to me during the calendar year commencing January 1, 2009 (the “Election Period”). This Election will terminate at the end of the Election Period.

2. Restricted Stock Units Deferral Elections. I understand that any Restricted Stock Unit awards deferred under this Election will be settled in shares of Company common stock (“Shares”) payable in a single lump sum. I understand that if I fail to make an election with respect to my Restricted Stock Unit awards that I will be deemed to have elected settlement of my Restricted Stock Units when such units vest as provided in the agreement relating to my Restricted Stock Unit awards (any such agreement, an “Agreement”).

Settlement Date:

Subject to the terms of the Plan and my Agreement, I will receive Shares in settlement of my Restricted Stock Unit awards (to the extent vested) within thirty (30) days, or such later date as may be required by applicable law, of the earlier of the events I have elected below (as applicable, the “Settlement Date”):

☐	I elect a Settlement Date for one hundred percent (100%) of my Restricted Stock Unit awards on (please select a date no earlier than January 1, 2010, but note that if you elect a Settlement Date prior to the date the Restricted Stock Unit award vests, the Restricted Stock Unit award will be settled on the vesting date).

☐	The date of my “separation from service” (as defined under Section 409A of the Internal Revenue Code of 1986, as amended, and Internal Revenue Service guidance promulgated thereunder (“Section 409A”)).

☐	The date of a Change of Control (as defined in Appendix A hereto).

☐	The date of my death.

☐	The date I become Disabled (as defined in Appendix A hereto).

☐	I do not elect a Settlement Date (and I understand this means that the Settlement Date will be the date upon which my Restricted Stock Units vest in accordance with the vesting schedule(s) set forth in an applicable Agreement.

Notwithstanding the foregoing, if the Settlement Date is as a result of my separation from service, as determined by the Company, other than due to my death, and I am a “specified employee” within the meaning of Section 409A at the time of such separation from service, then my Restricted Stock Unit awards will not be settled until the date six (6) months and one (1) day following the date of separation from service, unless I die following my separation from service, in which case, my Restricted Stock Unit awards will be settled as soon as practicable following my death.

Change of Settlement Date:

I understand that I may make, with the consent of the Company, a subsequent election to further defer settlement of my Restricted Stock Unit awards, and that such an election must be made at least one (1) year prior to my originally selected Settlement Date and I further understand that my newly elected Settlement Date must be at least five (5) years after the date of the originally selected Settlement Date. I further understand that the ability to make such a subsequent deferral election may not be available to me in the future if the Company changes its administration policies to reflect any changes to the applicable law governing deferred compensation.

4. Filing of Election. This Restricted Stock Unit Election must be filed with the Company no later than December 31, 2008.

5. Irrevocability of Election. This Restricted Stock Unit Election will become irrevocable as of the commencement of the Election Period.

6. Award is Unfunded. I understand that the Company has not formally funded my award and that I am considered a general unsecured creditor of the Company with respect to my rights under the award.

7. Taxes. I understand and acknowledge that amounts deferred will be taxable as ordinary income in the year paid. I, however, agree and acknowledge that I may be subject to employment taxes on the original vesting date(s). If the Administrator (as defined in the Plan) determines that the Company is required to withhold for any taxes, including, but not limited to, income or employment taxes, prior to the date of deferred payout, I agree that, if I do not make other arrangements that are satisfactory to the Administrator, in its sole discretion, the Company may withhold from other compensation due to me, including, but not limited to, salary. I understand that, upon receipt of deferred payouts, I may owe taxes both (a) to the state where I resided at the time of making this election and, if different, (b) to the state where I reside when I receive a deferred payout.

8. Section 409A. It is the intent of this Election to comply with the requirements of Section 409A so that none of the Restricted Stock Units or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

9. Subject to Plan. This Election is in all respects subject to the terms and conditions of the Plan. Should any inconsistency exist between this Election, the Plan, the Agreement, and/or any applicable law, then the provisions of either the applicable law or the Plan will control, with the Plan subordinated to the applicable law and the Agreement subordinated to this Election.

Dated:
Signature

APPENDIX A

Definitions for Restricted Stock Unit Election

For purposes of the Restricted Stock Unit Election, “Change of Control” means a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company as determined in accordance with section 409A(a)(2)(A)(v) of the Code and Treasury regulation section 1.409A-3(i)(5), and as set forth below:

(a) A change in the ownership of the Company occurs on the date that any one person or more than one person acting as a group (a “Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; provided, however, that for purposes of this subsection (a), the acquisition of additional stock by any one Person who is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company will not be considered to cause a change in the ownership of the Company (or to cause a change in the effective control of the Company within the meaning of subsection (b) below). An increase in the percentage of stock owned by any one Person as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection (a). This subsection (a) applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and the Company’s stock remains outstanding after the transaction;

(b) A change in the effective control of the Company occurs on the date that either: (1) any one Person acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such Person) ownership of the stock of the Company possessing fifty percent (50%) or more of the total voting power of the stock of the Company; or (2) a majority of the members of the Board of Directors is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election. A change in effective control also may occur in a transaction in which either of the two (2) corporations involved in the transaction has a Change in Control event under subsection (a) above or (c) below. For purposes of this subsection (b), if any one Person is considered to effectively control the Company within the meaning of this subsection (b), the acquisition of additional control of the Company by such Person will not be considered to cause a change in the effective control of the Company (or to cause a change in the ownership of the Company within the meaning of subsection (a) above); or

(c) A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one Person acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. However, there is no Change in Control event under this subsection (c) when there is a transfer of assets of the Company to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided below. A transfer of assets by the Company will not be treated as a change in the ownership of such assets if the assets are transferred to: (1) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock; (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in clause (3) above. For purposes of this subsection (c) and except as otherwise provided, a person’s status is determined immediately after the transfer of the assets.

For these purposes, Persons will not be considered to be acting as a group solely because they purchase or own stock of the Company at the same time. However, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company, and if a person, including an entity, owns stock in both the Company and another corporation and the Company and the other corporation enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders only with respect to the ownership in the Company before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Section 318(a) of the Code also applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option); provided, however, that if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury regulation sections 1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.

For purposes of the Restricted Stock Unit Election, “Disabled” means I am unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months and is evidenced by a certificate of a physician satisfactory to the Administrator (as defined under the Plan) stating that such Disability exists and is likely to result in death or last for at least twelve (12) months. The Administrator will determine whether or not I am Disabled based on such evidence as the Administrator deems necessary or advisable. Notwithstanding the foregoing, I will be considered to be Disabled if I am determined to be totally disabled by the Social Security Administration.